ISCO International Reports Financial Results for the Fourth Quarter and Full Year 2005; Termination of Poison Pill

ELK GROVE VILLAGE, IL -- 02/23/2006 -- The fourth quarter of 2005 continued the trend of improvement over previous years for ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, Chief Executive Officer John Thode announced. ISCO's four best quarters have all been achieved during 2005, and the fourth quarter saw revenue close to all of 2004. Thode added that revenue during 2005 was roughly four times that of the full year 2004.

Fourth Quarter and Full Year Results

ISCO International's revenue for the fourth quarter of 2005 nearly quadrupled to $2.4 million from the $0.6 million achieved during the fourth quarter of 2004. Revenue for the full year 2005 likewise increased to $10.3 million from the $2.6 million for the full year 2004. Net loss for the fourth quarter 2005 improved by nearly half, to $1.1 million from the $2.0 million loss of the fourth quarter 2004. Net loss for the full year 2005 also improved by approximately 57 percent, to $3.0 million from the $7.0 million loss of the full year 2004.

Product gross margins improved to 50% during the fourth quarter and full year 2005, up from 42% for the full year 2004 (which was positively impacted by a gross margin of 54% during the fourth quarter 2004).

For the full year 2005, the combination of non-cash items including certain equity-related compensation charges, patent-related expenses, depreciation and amortization and accrued interest was $2.3 million of the $3.0 million net loss for the period, and comparable to the $2.6 million for similar items during the full year 2004 (out of the $7.0 million net loss for that period).

"2005 was an important stepping stone," Thode said. "We broke through a top line double-digit revenue ceiling, improved margins and made significant improvements in almost every area of our business; customers, financing, strategy, products, operations, and partners. We were very stingy with our cash and spent money only on projects with high potential returns. That spending occurred throughout the year, but can best be seen in the fourth quarter and beyond as we develop solutions for specific 2006 and 2007 growth opportunities. The task ahead of us is to take advantage of our momentum, execute on the business opportunities we cultivated during 2005, and show growth in all phases of the business during 2006." The Company plans to host an investor call during March (TBA).

Thode highlighted two areas that continue to be very strong for the Company, improved production cost and product mix. "By further diversification of our supply chain, particularly to China, our gross margins grew during 2005 to about 50% for the year. We continue to improve our cost structure, allowing us to be more competitive as we bid for larger and more profitable opportunities. We also are pleased to report that we are on track to introduce, by the end of 1Q06, our first ANF™ product built on our next generation digital platform. We plan to introduce a number of products based upon this platform throughout 2006 allowing ISCO to address the needs of the PCS CMDA and UMTS/GSM operators", Thode said. "We believe the latter capability offers a significant opportunity for ISCO as a large majority of operators worldwide have deployed GSM and are looking for solutions to enable maximum interoperability as they upgrade their networks with UMTS."

Thode added, "We achieved most, but not all, of what we wanted to during 2005, and have set the stage for taking another big step during 2006. We are determined and committed to making that happen."

Poison Pill

As previously announced, the Company's Board of Directors has decided not to recommend the extension of the Company's Shareholder Rights Plan (commonly known as a Poison Pill). That Plan will expire during February 2006.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "look," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property, the risks associated with foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Exhibit section of the Company's most recently filed Quarterly Report on Form 10-Q. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

                                             Three Months Ending
                                           December 31, December 31,
                                             2005          2004
                                        -------------  -------------
                                                  UNAUDITED

Net sales                               $   2,450,000  $     650,000
Costs and expenses:
  Cost of sales                             1,234,000        296,000
  Research and development                    447,000        359,000
  Selling and marketing                       599,000        361,000
  General and administrative                1,103,000      1,394,000
                                        -------------  -------------

Total costs and expenses                    3,383,000      2,410,000

Operating loss                          $    (933,000) $  (1,760,000)

Other income (expense):
  Interest income                              40,000          3,000
  Interest expense                           (195,000)      (252,000)
                                        -------------  -------------
Total other income (expense)            $    (155,000) $    (249,000)

Net loss                                $  (1,088,000) $  (2,009,000)

Basic and diluted loss per common
 share                                  $       (0.01) $       (0.01)

Weighted average number of common
 shares outstanding                       183,252,000    160,693,000

                                             Twelve Months Ending
                                           December 31,  December 31,
                                             2005          2004
                                        -------------  -------------
                                                 UNAUDITED

Net sales                               $  10,264,000  $   2,622,000
Costs and expenses:
  Cost of sales                             5,122,000      1,528,000
  Research and development                  1,767,000      1,119,000
  Selling and marketing                     1,861,000      1,165,000
  General and administrative                3,691,000      4,758,000
                                        -------------  -------------

Total costs and expenses                   12,441,000      8,570,000

Operating loss                          $  (2,177,000) $  (5,948,000)

Other income (expense):
  Interest income                              77,000          9,000
  Non-cash interest expense                        --       (250,000)
Other interest expense                       (877,000)      (778,000)
                                        -------------  -------------
Total other income (expense)            $    (800,000) $  (1,019,000)

Net loss                                $  (2,977,000) $  (6,967,000)

Basic and diluted loss per common
 share                                  $       (0.02) $       (0.04)

Weighted average number of common
 shares outstanding                       170,787,000    158,977,000

Selected Balance Sheet
 Information (unaudited):
                                          December 31,  December 31,
                                             2005          2004
                                        -------------  -------------
Cash and equivalents                    $   3,486,000  $     402,000
Working Capital excl. Debt              $   6,278,000  $     993,000
Total Assets                            $  22,906,000  $  16,986,000
Debt, short term and long term,
 including related accrued interest     $  10,520,000  $   8,643,000
Stockholders' Equity                    $  10,531,000  $   7,248,000

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
EMAIL: iscoir@iscointl.com
WEB SITE:  http://www.iscointl.com